Annual Statement to the Securityholders

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	March 1, 2003 to November 30, 2003
Payment Date	December 26, 2003

Aggregate Amount Collected for the Collection Period
Interest	$33,465,102.18
Principal Collections	$456,693,780.55
Substitution Amounts	$—
Application of Collected Amounts
Applied in the following order of priority:				Factor per 1000
(I) Enhancer Premium			$772,027.87
(ii) A-1 Noteholder’s Interest			$6,500,717.67	6.5007176749
A-2 Noteholder’s Interest			$537,848.09	5.3754808709
(iii) Principal Collections to Funding Account			$—
(iv) Excess Spread (during Revolving)			$8,355,284.09
(v) Excess Spread (during AP)			$4,851,119.43
(vi) Additional Balance Increase from Excess Spread (during MAP)			$—
(vii) A-1 Noteholder’s Principal Distribution			$173,517,040.13	173.5170401
A-2 Noteholder’s Principal Distribution			$17,351,704.01	173.5170401
(viii) Enhancer for Prior Draws			$—
(ix) Liquidation Loss Amount			$—
(x) Enhancer			$—
(xi) Interest Shortfalls			$—
(xii) Indenture Trustee			$—
(xiii) Certificates			$13,206,403.52
Balances				Factor
Beginning A-1 Note Balance			$1,000,000,000.00	1.0000000000
Ending A-1 Note Balance			$826,482,959.87	0.8264829599
	Change		$173,517,040.13	0.1735170401
Beginning A-2 Note Balance			$100,000,000.00	1.0000000000
Ending A-2 Note Balance			$82,648,295.99	0.8264829599
	Change		$17,351,704.01	0.1735170401
Beginning Excluded Amount			$—
Ending Excluded Amount			$—
	Change		$—
Beginning Pool Balance			$1,100,011,120.00	1.0000000000
Ending Pool Balance			$922,923,541.50	0.8390129197
	Change		$177,087,578.50	0.1609870803
Beginning Principal Balance			$1,100,011,120.00	1.0000000000
Ending Principal Balance			$922,923,541.50	0.8390129197
	Change		$177,087,578.50	0.1609870803
Additional Draws			$(271,653,750.75)
Additional Balance Increase (Draws minus Payments)			$—
Delinquencies
	#	$
Two statement cycle dates:	13		$367,595.73
Three statement cycle dates:	8		$402,393.57
Four statement cycle dates:	5		$234,467.42
Five statement cycle dates:	3		$172,798.80
Six statement cycle dates:	1		$42,285.64
Seven + statement cycle dates:	—		$—
Foreclosures	—		$—
REO	—		$—
Liquidation Loss Amount	5		$52,004.26
Wachovia Bank, National Bank as Administrator
Additional Information
Net WAC Rate			3.38%
Overcollateralization Target			$13,792,285.64
Overcollateralization Amount			$13,792,285.64
Funding Account Ending Balance			$—
Gross CPR (1 mo. Annualized)			39.380%
Net CPR (1 mo. Annualized)			19.169%
Draw Rate (1 mo. Annualized)			24.619%
WAM			210.38
AGE			22.34